UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2012

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 7, 2012, NexMed (U.S.A.), Inc., a wholly owned subsidiary of Apricus Biosciences, Inc. (collectively, the “Company”), entered into a Real Estate Purchase Agreement (the “Purchase Agreement”) with Maujer, LLC (“Maujer”), whereby the Company agreed to sell to Maujer real estate located at 89 Twin Rivers Drive and 113 Milford Road, East Windsor, NJ (the “Property”) and Maujer agreed to purchase the Property for $4.25 million (the “Transaction”). In connection with signing of the Purchase Agreement, Maujer deposited $425,000 with an escrow agent, which shall be applied to the purchase price at closing.

The Transaction is expected to close on or about December 22, 2012 subject to certain closing conditions, including, among others, execution and delivery by the Company of the deed and assignment of landlord’s interest in the lease on the Property and delivery of the purchase price by Maujer. Pursuant to the Purchase Agreement, Maujer has a 30 day due diligence period to inspect the Property for any actual defects. During the due diligence period, Maujer may terminate the Purchase Agreement for any reason and return the deposit.

If the Company is in default under the Purchase Agreement, Maujer’s sole remedy is to either receive a return of its deposit or institute an action for specific performance. If Maujer is in default, the Company’s sole remedy is to retain the deposit.

A copy of the Purchase Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: November 13, 2012	By:	/s/ Randy Berholtz
Name: Randy Berholtz
Title: Executive Vice President, General Counsel and Secretary

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